SOSID: 1433573
Date Filed: 3/17/2015 8:48:00 AM
Elaine F. Marshall
North Carolina Secretary of State

C2015 071 01565

ARTICLES OF INCORPORATION
OF
LEVEL BEAUTY GROUP, INC.

The undersigned person does hereby organize a business corporation under the laws of the State of North Carolina, as contained in Chapter 55 of the General Statutes of North Carolina, entitled "North Carolina Business Corporation Act," and the several amendments thereto, and to that end does hereby set forth:

1. The name of the corporation is Level Beauty Group, Inc.

2. The aggregate number of shares of Common Stock that the Corporation shall have the authority to issue is 50,000,000 shares having $.01 par value.

3. The address of the initial registered office of the corporation is 4521 Sharon Road, Suite 450, Charlotte, Mecklenburg County, North Carolina 28211 and the name of the initial registered agent at such address is Marty A. Sumichrast.

4. The address of the initial principal office of the corporation is 4521 Sharon Road, Suite 450, Charlotte, Mecklenburg County, North Carolina 28211.

5. The name and address of the sole Incorporator is Kenneth Kahn, 5903 Lismore Valley Lane, Charlotte, NC 28226.

6. To the fullest extent permitted by the North Carolina Business Corporation Act, as the same exists or may hereafter be amended, no person who is serving or has served as a director of the corporation shall be personally liable to the corporation, its shareholders or otherwise for monetary damages for breach of duty as a director. No amendment or repeal of this Article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.

7. These articles will be effective upon filing.

IN WITNESS WHEREOF, the Incorporator has executed these Articles of Incorporation, this the 11th day of March, 2015.

Kenneth Kahn
Incorporator